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                                   [OHIO NATIONAL FINANCIAL SERVICES LETTERHEAD]


[OHIO NATIONAL FINANCIAL SERVICES LOGO]


                                                              September 22, 1998


Board of Managers
Dow Target Variable Fund LLC
One Financial Way
Montgomery, Ohio  45242


Re:   Registration of Membership Interests
      Dow Target Variable Fund LLC
      Opinion of Counsel


Gentlemen:

In my capacity as legal counsel for Dow Target Variable Fund LLC (the "Fund"), I have supervised the organization and lawful operation of the Fund and the Issuance of the Fund's membership interests. In such capacity I have also participated in the preparation of the Fund's Registration Statement on Form N-1A and the filing of such Registration Statement under the Securities Act of 1933 and with respect to the membership interests of the Fund.

Based upon such examination of law and such company organization records and other documents as in my judgment are necessary or appropriate, I am of the opinion that all necessary and required proceedings have been taken in connection with the issuance of the membership interests being registered, and all such membership interests, when sold, will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this letter as an exhibit to the Registration Statement for the Fund.

                                                    Sincerely,


                                                    /s/ RONALD L. BENEDICT
                                                    ---------------------------
                                                    Ronald L. Benedict
                                                    Secretary and Legal Counsel

RLB:mam